EXHIBIT 99.1


             [STEWART & STEVENON LOGO]       STEWART & STEVENSON
                                             CORPORATE HEADQUARTERS
                                             P.O. BOX 1637
NEWS FROM:                                   HOUSTON, TX  77251-1637

                                   Client:   Stewart & Stevenson Services, Inc.

                                  Contact:   John Simmons, CFO
                                             Stewart & Stevenson Services, Inc.
                                             713-868-7700
FOR IMMEDIATE RELEASE
                                             Ken Dennard / kdennard@easterly.com
                                             Lisa Elliott / lisae@easterly.com
                                             Easterly Investor Relations
                                             713-529-6600


                      STEWART & STEVENSON SERVICES REPORTS
                        FISCAL SECOND QUARTER RESULTS AND
                          SALE OF DISCONTINUED BUSINESS

     NET EARNINGS FROM CONTINUING OPERATIONS WERE $0.16 PER DILUTED SHARE HOUSTON - August 29, 2002 - Stewart & Stevenson Services, Inc. (NASDAQ:SSSS), a leading manufacturer, service provider, and distributor of industrial and energy related equipment; oilfield and airline ground support equipment; and medium tactical vehicles for the U.S. Army, announced results for the fiscal second quarter ending August 3, 2002 and the sale of a portion of its Petroleum Equipment segment's discontinued blowout preventer, valve, elastomer, and drilling riser products business.

     Sales from continuing operations for the second quarter of 2002 were $278.8 million compared to sales of $373.0 million in the same period a year ago. The decrease in sales resulted from the completion of certain large turnkey power generation projects in the previous year that were not replicated in the current period in the Distributed Energy Solutions segment and generally lower sales across the remaining segments of the company. Net earnings from continuing operations were $4.6 million or $0.16 per diluted share, compared to net earnings from continuing operations of $12.3 million, or $0.42 per diluted share, in last year's second quarter.

     Sales from continuing operations for the first six months of 2002 were $576.4 million compared to sales of $693.2 million in the same period a year ago. Net earnings from continuing operations in the first six months of 2002 were $9.6 million or $0.33 per diluted share, compared to net earnings from continuing operations of $32.9 million, or $1.14 per diluted share, in last year's first half.

     Net loss from discontinued operations and from disposal of certain discontinued operations in the second quarter of 2002 was $11.0 million or $0.38 per diluted share and in the same period of the prior year the net income from discontinued operations was $701,000 or $0.02 per diluted share. The loss from discontinued operations in the current period included a writedown of the assets of the company's Petroleum Equipment segment's discontinued blowout preventer, valve, elastomer, and drilling riser business to anticipated sales value.

     Total net loss in second quarter 2002 after the effect of discontinued operations was $6.4 million or $0.22 per diluted share compared with net earnings of $13.0 million or $0.45 per diluted share for the comparable period of 2001.

     The company has entered into an agreement to sell a portion of its Petroleum Equipment segment's blowout preventer, valve, elastomer, and drilling riser products business to Cooper Cameron Corporation for $14.75 million under an asset purchase agreement dated August 28, 2002. The agreement provides for the payment of the purchase price in full at closing and allows for a transition period during which the company will lease to Cooper Cameron Corporation a portion of the Telge Road manufacturing facility in order to complete certain work in process at the time of sale. The company will retain assets related to the completion of certain contracts as well as the receivables and certain liabilities of the discontinued business. The sale is expected to close by mid September.

     Michael L. Grimes, President and Chief Executive Officer, stated, "The decrease in sales for the period across our businesses is generally reflective of the economic conditions that are affecting the markets we serve. We continue to develop markets where opportunities present themselves and to reduce costs aggressively across the organization. The sale of the Petroleum Equipment segment's discontinued business will allow the company to focus on the more strategic businesses in which we are engaged and continue our efforts to improve profitability and utilize our strong balance sheet."

SEGMENT DATA

      The Tactical Vehicle Systems segment, which manufactures tactical vehicles for the U.S. Army and others, recorded sales of $105.4 million in the second quarter of 2002 compared to $108.8 million a year ago. Second quarter sales were in line with expectations and operating profit for the quarter totaled $15.6 million, compared with $16.2 million in the second quarter of 2001. Operating profit margins were relatively unchanged from the same period of the prior year but were improved from first quarter levels as a result of productivity improvements and lower spending. The company continues its preparation for the next multi-year contract award for the production of the FMTV.

      The Power Products segment, which is responsible for sales and aftermarket support of a wide range of industrial equipment, recorded second quarter 2002 sales of $129.7 million, a 15 percent decrease over sales of $153.1 million in the same period of 2001 and 13 percent lower than sales of $149.5 million in the first quarter of the current year. The sales decrease was the result of lower equipment sales across all of the areas within which this segment operates. Operating profit totaled $480,000 versus a $3.4 million profit in the comparable period of last year. Although this business continues to reduce costs, the significantly lower volume of sales for the current period resulted in lower profit margins. Recently announced strategic leadership changes will allow for increased focus on growth, as well as on operational and cost improvements.

      The Distributed Energy Solutions segment was established in the fourth quarter of 2001 for activities associated with the higher horsepower reciprocating power generation equipment business and was formerly part of the Power Products segment. Sales were $17.8 million in the second quarter of 2002 versus $62.7 million in the same period of 2001. Prior year sales included certain large turnkey power generation projects that were completed during 2001 in the California power generation market for which no similar orders were completed in the current period. This business posted an operating loss of $2.1 million for the quarter versus a $4.9 million profit in the same quarter of the previous year. The order backlog at the end of the second quarter 2002 was $33.8 million.

      The Petroleum Equipment segment manufactures equipment for the well servicing industry. Sales totaled $8.8 million for the second quarter of 2002 compared to $24.1 million in the same period of 2001. The decrease in sales was primarily attributable to the generally lower business levels in earlier periods that resulted in delays in receiving orders for new equipment sales. The order rate has increased during the current quarter as reflected in the increase in backlog from $20.2 million to $45.0 million at the end of the second quarter. The lower sales resulted in an operating loss for the second quarter of $1.5 million versus an operating profit of $1.6 million in the previous year.

      The Airline Products segment, which manufactures airline ground support products, mobile railcar movers, and snow blowers recorded sales of $17.2 million in the second quarter of 2002, compared with $22.9 million in the same quarter last year. Although sales have increased 20 percent from the levels experienced in the first quarter of this year, the level of equipment sales continues to be lower than last year due to the impact of the decline in the airline industry in the domestic market. Lower levels of spending by the airline industry are reflected in the sales levels in this segment as well as in the lower backlog of $3.8 million as of the end of the current quarter. Operating losses for the second quarter totaled $1.6 million as compared to operating losses of $2.6 million in the previous year's second quarter. Although this business continues to operate at sales levels below break even, higher margins on equipment sales have been realized as a result of the restructuring efforts that were completed in the third and fourth quarters of last fiscal year.


DISCONTINUED OPERATIONS

     The loss from discontinued operations in the second quarter of 2002 was $11.0 million, net of tax, or $0.38 per diluted share. Included in this loss was $10.8 million in losses, net of tax, from the Petroleum Equipment segment's blowout preventer, valve, elastomer, and drilling riser business that was reclassified for accounting purposes as a discontinued operation during the fourth quarter of 2001. This loss was a combination of operating losses for the quarter, a writedown of the assets of discontinued operations to anticipated sales value and certain provisions related to assets and liabilities retained and other contingencies related to the discontinued business.

     As previously reported, the company honored a $6.1 million obligation to a financial institution in connection with a guarantee related to certain gas turbine equipment in Argentina. The company has reserves of $1.1 million against this obligation related to efforts to recover this payment under an export insurance credit policy in place and/or directly with the end user of the equipment. Any further provisions, if required, would be classified as discontinued operations.

     Discontinued operations also includes the gas compression equipment sales operations previously reported as Other Business activities. The company is currently exiting this business and preparing to close and offer for sale its facility used in the packaging of such equipment. In addition, the company has reclassified to discontinued operations its wheelchair lift business, which is being offered for sale, and which was previously reported as part of the Power Products segment. Operating income for both of these activities combined was not material.

OTHER

     The balance in cash and equivalents was $99.3 million at quarter end, an increase of $32.0 million for the quarter. Second quarter total debt was unchanged at $58.9 million as no maturities became due during the quarter.

     Michael L. Grimes, Chief Executive Officer, and John B. Simmons, Chief Financial Officer, plan to file signed certifications with the Securities and Exchange Commission (SEC) affirming the filings made by the company in 2002 as required by the recent SEC order issued on June 27, 2002. In addition, certifications regarding the company's Quarterly Report on Form 10-Q for the second quarter of 2002 will be filed in accordance with applicable requirements of the recently enacted Sarbanes-Oxley Act of 2002. The company's Form 10-Q is anticipated to be filed along with these certifications on or before September 17, 2002.

CONFERENCE CALL

     Stewart & Stevenson has scheduled a conference call, which will be broadcast live over the Internet, on Thursday, August 29, 2002 at 11:00 a.m. eastern time to review the second quarter results. To listen to the call, dial 303-262-2130 at least ten minutes before the conference begins and ask for the Stewart & Stevenson Services conference call. To listen to the call free over the Internet, sign on to the Stewart & Stevenson web site at www.ssss.com at least fifteen minutes early to register, download, and install any necessary audio software.

      A telephonic replay of the conference call will be available through Thursday, September 5, 2002, and may be accessed by dialing 303-590-3000 and using pass code 494922. An audio archive will also be available on the Stewart & Stevenson website at www.ssss.com shortly after the call and will be accessible for approximately 90 days. For more information, please contact Karen Roan at Easterly Investor Relations at 713-529-6600 or email karen@easterly.com.

     Stewart & Stevenson Services, Inc., founded in 1902, is a billion-dollar company that manufactures, distributes, and provides services for a wide range of industrial products and diesel-powered equipment to key industries worldwide, including petroleum, power generation, defense, airline, marine, and transportation. For more information, please contact Karen Roan at Easterly Investor Relations at 713-529-6600 or email KAREN@EASTERLY.COM.

This press release contains forward-looking statements that are based on management's current expectations, estimates, and projections. These statements are not guarantees of future performance and involve a number of risks, uncertainties, and assumptions and are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Many factors, including those discussed more fully elsewhere in this release and in the Company's filings with the Securities and Exchange Commission, particularly its latest annual report on Form 10-K, as well as others, could cause results to differ materially from those stated. Specific important factors that could cause actual results, performance, or achievements to differ materially from such forward-looking statements include risk of competition, risks relating to technology, risks of general economic conditions, risks of oil and gas industry economic conditions, risks of airline industry economic conditions, risks as to terrorist attacks on the U.S. and their impact on the U.S. economy, risks relating to personnel, risks of dependence on government, inherent risks of government contracts, risks of claims and litigation, risks of product defects, risks as to foreign sales and global trade matters, risks as to cost controls, risks as to acquisitions, risks as to currency fluctuations, risks as to environmental and safety matters, risks as to distributorships, and credit risks, all as more specifically outlined in the

Company's latest annual report on Form 10-K. In addition, such forward-looking statements could be affected by general industry and market conditions and growth rates, general domestic and international conditions including interest rates, inflation and currency exchange rates and other future factors. Actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements.

                       STEWART & STEVENSON SERVICES, INC.
                  CONSOLIDATED CONDENSED STATEMENTS OF EARNINGS
                      (In thousands, except per share data)

                                                                       SIX MONTHS ENDED                 THREE MONTHS ENDED
                                                               -------------------------------    -------------------------------
                                                               AUGUST 03, 2002   JULY 28, 2001    AUGUST 03, 2002   JULY 28, 2001
                                                               ---------------   -------------    ---------------   -------------
Sales                                                              $ 576,434        $ 693,156        $ 278,843        $ 372,999
Cost of sales                                                        491,691          592,892          237,743          318,904
                                                                   ---------        ---------        ---------        ---------
Gross profit                                                          84,743          100,264           41,100           54,095

Recovery of costs incurred, net                                         --            (20,800)            --               --
Selling and administrative expenses                                   69,534           67,835           34,401           34,379
Interest expense                                                       1,920            3,316              815            1,496
Interest and investment income                                          (711)          (2,111)            (373)            (897)
Other income, net                                                       (513)            (292)            (492)            (269)
                                                                   ---------        ---------        ---------        ---------
                                                                      70,230           47,948           34,351           34,709

Earnings before income taxes                                          14,513           52,316            6,749           19,386
Income tax expense                                                     4,930           19,376            2,194            7,073
                                                                   ---------        ---------        ---------        ---------
NET EARNINGS FROM CONTINUING OPERATIONS
       BEFORE CUMULATIVE EFFECT OF CHANGE
       IN ACCOUNTING                                                   9,583           32,940            4,555           12,313
Loss from discontinued operations, net
      of tax of $(3,285), $209, $(2,610), and $468                    (6,680)             407           (5,451)             701
Loss from disposal of discontinued operations,
      net of tax of $(2,705)                                          (5,551)            --             (5,551)            --
Cumulative effect of change in accounting, net
       of tax of $(1,798)                                             (3,682)            --               --               --
                                                                   ---------        ---------        ---------        ---------
NET EARNINGS (LOSS)                                                $  (6,330)       $  33,347        $  (6,447)       $  13,014
                                                                   =========        =========        =========        =========
Weighted average shares outstanding:
   Basic                                                              28,469           28,206           28,483           28,327
   Diluted                                                            28,761           28,927           28,754           29,146

Earnings (loss) per share:
  Basic
     Continuing operations before cumulative effect                $    0.34        $    1.17        $    0.16        $    0.43
     Discontinued operations                                           (0.43)            0.01            (0.39)            0.02
     Cumulative effect of change in accounting                         (0.13)            --               --               --
                                                                   ---------        ---------        ---------        ---------
     NET EARNINGS (LOSS) PER SHARE                                 $   (0.22)       $    1.18        $   (0.23)       $    0.46
                                                                   =========        =========        =========        =========

  Diluted
     Continuing operations before cumulative effect                $    0.33        $    1.14        $    0.16        $    0.42
     Discontinued operations                                           (0.43)            0.01            (0.38)            0.02
     Cumulative effect of change in accounting                         (0.13)            --               --               --
                                                                   ---------        ---------        ---------        ---------
     NET EARNINGS (LOSS) PER SHARE                                 $   (0.22)       $    1.15        $   (0.22)       $    0.45
                                                                   =========        =========        =========        =========

Cash dividends per share                                           $   0.170        $   0.170        $   0.085        $   0.085


                       STEWART & STEVENSON SERVICES, INC.
                               SEGMENT INFORMATION
                                 (In thousands)

                                                     SIX MONTHS ENDED                              THREE MONTHS ENDED
                                          --------------------------------------         ---------------------------------------
                                          AUGUST 03, 2002          JULY 28, 2001         AUGUST 03, 2002           JULY 28, 2001
                                          ---------------          -------------         ---------------           -------------
SALES
  Tactical Vehicle Systems                   $ 220,865               $ 217,265               $ 105,404               $ 108,771
  Power Products                               279,186                 288,555                 129,658                 153,084
  Distributed Energy Solutions                  29,615                  93,732                  17,832                  62,683
  Petroleum Equipment                           15,310                  45,107                   8,792                  24,073
  Airline Products                              31,458                  46,987                  17,157                  22,878
  Other Business Activities                       --                     1,510                    --                     1,510
                                             ---------               ---------               ---------               ---------
    Total                                    $ 576,434               $ 693,156               $ 278,843               $ 372,999
                                             =========               =========               =========               =========

OPERATING PROFIT (LOSS)
  Tactical Vehicle Systems                   $  30,459               $  54,474               $  15,554               $  16,231
  Power Products                                 4,130                   4,790                     480                   3,403
  Distributed Energy Solutions                  (4,271)                  4,949                  (2,063)                  4,906
  Petroleum Equipment                           (2,105)                  3,078                  (1,533)                  1,592
  Airline Products                              (4,702)                 (6,976)                 (1,572)                 (2,597)
  Other Business Activities                       (213)                    (41)                    (57)                     (3)
                                             ---------               ---------               ---------               ---------
    Total                                       23,298                  60,274                  10,809                  23,532

NON-OPERATING INCOME/(EXPENSE)
  Corporate expense, net                        (7,576)                 (6,753)                 (3,618)                 (3,547)
  Interest income                                  711                   2,111                     373                     897
  Interest expense                              (1,920)                 (3,316)                   (815)                 (1,496)
                                             ---------               ---------               ---------               ---------

EARNINGS BEFORE INCOME TAXES                 $  14,513               $  52,316               $   6,749               $  19,386
                                             =========               =========               =========               =========
OPERATING PROFIT (LOSS) PERCENTAGE
  Tactical Vehicle Systems                        13.8%                   25.1%                   14.8%                   14.9%
  Power Products                                   1.5                     1.7                     0.4                     2.2
  Distributed Energy Solutions                   (14.4)                    5.3                   (11.6)                    7.8
  Petroleum Equipment                            (13.7)                    6.8                   (17.4)                    6.6
  Airline Products                               (14.9)                  (14.8)                   (9.2)                  (11.4)
  Other Business Activities                        0.0                    (2.7)                    0.0                    (0.2)
  Total                                            4.0                     8.7                     3.9                     6.3


                       STEWART & STEVENSON SERVICES, INC.
                           SELECTED OTHER INFORMATION
                              Continuing Operations

                                                             ORDER BACKLOG
                                  ------------------------------------------------------------------------------
                                   January 31,   April 29,     July 29,   October 28,  January 31,   April 28,
($ Millions)                          2000         2000         2000         2000         2001         2001
                                  ------------------------------------------------------------------------------
Tactical Vehicle Systems          $    914.5     $  839.5     $  795.7     $  742.8     $  658.2     $  596.3

Power Products                          77.6         89.9         80.8         73.0         59.4         60.1

Distributed Energy Solutions            --           --           35.9         46.2         78.4        117.1

Petroleum Equipment                     13.6         22.5         36.0         44.8         37.5         34.7

Airline Products                        23.5         18.6         17.2         19.5         16.2         17.2
                                  ------------------------------------------------------------------------------

                                  $  1,029.2     $  970.5     $  965.6     $  926.3     $  849.7     $  825.4
                                  ==============================================================================


                                                          ORDER BACKLOG
                                  ---------------------------------------------------------------
                                   July 28,   October 27,   January 31,    May 4,      August 3,
($ Millions)                        2001         2001         2002         2002          2002
                                  ---------------------------------------------------------------

Tactical Vehicle Systems          $  493.1     $  404.7     $  686.0     $  582.7     $  496.9

Power Products                        79.9         79.9         51.4         49.1         56.9

Distributed Energy Solutions          66.2         53.7         40.3         52.3         33.8

Petroleum Equipment                   46.0         27.4         17.8         20.2         45.0

Airline Products                      17.1          8.4          6.9          7.6          3.8
                                  ---------------------------------------------------------------

                                  $  702.3     $  574.1     $  802.4     $  711.9     $  636.4
                                  ===============================================================

                                                                TACTICAL VEHICLE SYSTEMS UNIT DELIVERIES
                                       --------------------------------------------------------------------------------------
                                        Fiscal      Fiscal                         Fiscal 2002                       Fiscal
UNIT DELIVERIES                          2000        2001        1Q         2Q         3Q*        4Q*     TOTAL*      2003*
                                       --------------------------------------------------------------------------------------
 TRUCKS                                  1,534      2,229        612        565        571        607      2,355      1,613

 TRAILERS                                   --        692        135        127        145        137        544        336
                                       --------------------------------------------------------------------------------------
                                         1,534      2,921        747        692        716        744      2,899      1,949
                                       ======================================================================================
ESTIMATED SALES (MILLIONS)              $  304     $  432     $  116     $  105     $  110     $  112     $  443     $  264
                                       ======================================================================================


*Based on current US Army forecast and other data through September, 2003. See cautionary statements above for important information regarding forward-looking statements.

                       STEWART & STEVENSON SERVICES, INC.
             CONSOLIDATED CONDENSED STATEMENTS OF FINANCIAL POSITION
                        (In thousands, except share data)

                                                                      AUGUST 03, 2002        JANUARY 31, 2002
                                                                      ---------------        ----------------
ASSETS
CURRENT ASSETS
   Cash and cash equivalents                                             $  99,341              $  81,438
   Accounts and notes receivable, net                                      143,228                163,841
   Recoverable costs and accrued profits not yet billed                      4,768                     --
   Inventories                                                             242,878                226,059
   Excess of current cost over LIFO values                                 (43,387)               (42,132)
   Other current assets                                                     22,271                 33,503
   Total assets of discontinued operations                                  34,943                 42,869
                                                                         ---------              ---------
      TOTAL CURRENT ASSETS                                                 504,042                505,578
                                                                         ---------              ---------

PROPERTY, PLANT AND EQUIPMENT, NET                                         129,030                124,004
DEFERRED INCOME TAX ASSET                                                    5,392                  3,237
INVESTMENTS AND OTHER ASSETS                                                12,933                 16,236
                                                                         ---------              ---------
      TOTAL ASSETS                                                       $ 651,397              $ 649,055
                                                                         =========              =========

LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES
   Notes payable                                                         $   2,081              $   3,114
   Accounts payable                                                         48,291                 69,514
   Accrued payrolls and incentives                                          15,081                 19,379
   Current portion of long-term debt                                           250                    250
   Billings in excess of incurred costs                                     67,987                 39,874
   Other current liabilities                                                31,044                 22,622
   Total liabilities of discontinued operations                             11,877                 10,204
                                                                         ---------              ---------
      TOTAL CURRENT LIABILITIES                                            176,611                164,957

COMMITMENTS AND CONTINGENCIES

LONG-TERM DEBT                                                              56,600                 56,600
ACCRUED POSTRETIREMENT BENEFITS & PENSION                                   34,299                 32,281
OTHER LONG-TERM LIABILITIES                                                  4,425                  3,984
                                                                         ---------              ---------
    TOTAL LIABILITIES                                                      271,935                257,822
                                                                         ---------              ---------
SHAREHOLDERS' EQUITY
  Common Stock, without par value, 100,000,000 shares
   authorized; 28,489,224 and 28,444,281 shares issued at
   August 3, 2002 and January 31, 2002, respectively                        54,812                 54,176
  Accumulated other comprehensive loss                                      (9,932)                (8,744)
  Retained earnings                                                        334,582                345,801
                                                                         ---------              ---------
      TOTAL SHAREHOLDERS' EQUITY                                           379,462                391,233
                                                                         ---------              ---------
      TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                         $ 651,397              $ 649,055
                                                                         =========              =========

                       STEWART & STEVENSON SERVICES, INC.
                 CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
                                 (In thousands)

                                                                             SIX MONTHS ENDED                THREE MONTHS ENDED
                                                                     ------------------------------   ------------------------------
                                                                     AUGUST 03, 2002  JULY 28, 2001   AUGUST 03, 2002  JULY 28, 2001
                                                                     ---------------  -------------   ---------------  -------------
Operating Activities
   Net earnings from continuing operations                              $   5,901       $  32,940        $   4,555       $  12,313
   Adjustments to reconcile net earnings to net
     cash provided by (used in) operating activities:
       Depreciation and amortization                                       10,424           9,466            5,572           4,697
       Change in operating assets and liabilities net of the effect of acquisition, divestiture and discontinued operations:
          Accounts and notes receivable, net                               20,613         (32,734)          23,411          16,266
          Recoverable costs and accrued profits not yet billed             (4,768)         11,829           (3,787)          9,247
          Inventories, net                                                (15,565)        (13,246)         (10,085)         (7,792)
          Other current and noncurrent assets                              12,383             720           (3,169)          1,021
          Accounts payable                                                (21,224)        (12,854)           3,225          (5,792)
          Accrued payrolls and incentives                                  (4,298)         (1,324)          (3,517)          5,032
          Billings in excess of incurred costs                             28,113          22,097           23,209          12,852
          Other current liabilities                                         8,421           6,251            1,028         (15,789)
          Accrued postretirement benefits & pension                         2,017           1,820            1,226             645
          Other long-term liabilities                                        (748)            788             (665)          1,052
                                                                        ---------       ---------        ---------       ---------
   NET CASH PROVIDED BY (USED IN) CONTINUING OPERATIONS                    41,269          25,753           41,003          33,752
   NET CASH PROVIDED BY (USED IN) DISCONTINUED OPERATIONS                  (2,631)          9,032              112           5,424
                                                                        ---------       ---------        ---------       ---------
   NET CASH PROVIDED BY OPERATING ACTIVITIES                               38,638          34,785           41,115          39,176
                                                                        ---------       ---------        ---------       ---------

INVESTING ACTIVITIES
   Expenditures for property, plant and equipment                         (16,802)        (20,163)          (6,806)         (9,522)
   Proceeds from sale of business assets                                       --           2,323               --              --
   Disposal of property, plant and equipment, net                           1,352           1,285              807             438
                                                                        ---------       ---------        ---------       ---------
   NET CASH USED IN INVESTING ACTIVITIES                                  (15,450)        (16,555)          (5,999)         (9,084)
                                                                        ---------       ---------        ---------       ---------

FINANCING ACTIVITIES
   Payments on long-term borrowings                                            --         (20,131)              --         (20,080)
   Change in short-term notes payable                                      (1,033)         (2,142)            (985)         (1,254)
   Dividends paid                                                          (4,887)         (4,776)          (2,419)         (2,391)
   Exercise of stock options                                                  635           6,062              312           5,591
                                                                        ---------       ---------        ---------       ---------
   NET CASH USED IN FINANCING ACTIVITIES                                   (5,285)        (20,987)          (3,092)        (18,134)
                                                                        ---------       ---------        ---------       ---------

Increase (Decrease) in cash and cash equivalents                           17,903          (2,757)          32,024          11,958
Cash and cash equivalents, beginning of period                             81,438         110,174           67,317          95,459
                                                                        ---------       ---------        ---------       ---------
Cash and cash equivalents, end of period                                $  99,341       $ 107,417        $  99,341       $ 107,417
                                                                        =========       =========        =========       =========
